Exhibit 99.1

Marathon Oil Appoints Dane Whitehead Executive Vice President and Chief Financial Officer

HOUSTON, Feb. 23, 2017 - Marathon Oil Corporation (NYSE: MRO) announced today that Dane Whitehead has been appointed executive vice president and chief financial officer, with an anticipated effective date of March 6.

Whitehead, 55, has most recently served as executive vice president and CFO of both EP Energy Corp. and EP Energy LLC since May 2012. He was senior vice president of Strategy and Enterprise Business Development and a member of El Paso Corporation’s executive committee from 2009 to 2012. He joined El Paso Exploration & Production Company as senior vice president and CFO in 2006. Prior to that, Whitehead was vice president, controller and chief accounting officer of Burlington Resources Inc., and formerly senior vice president and CFO of Burlington Resources Canada.

“With Dane’s broad financial expertise, proven leadership and nearly 25 years at independent E&Ps, he’ll be a great addition to our executive leadership team,” said Lee Tillman, Marathon Oil president and CEO. “I look forward to working closely with Dane, and expect him to play a key role in driving our strategy and creating long-term shareholder value.”

Whitehead began his career as an independent accountant with Coopers and Lybrand. He holds a Bachelor’s degree in Accounting from the University of Washington, and is a member of the American Institute of Certified Public Accountants.

On the effective date of Whitehead’s appointment, Patrick J. Wagner, interim chief financial officer, will return to his leadership role as senior vice president – Corporate Development and Strategy.

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